CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Argyle Security Acquisition Corporation

We hereby consent to the use in this Amendment No. 7 to the Registration Statement on Form S-1 of our report dated November 28, 2005, on the financial statements of Argyle Security Acquisition Corporation (a corporation in the development stage) as of November 15, 2005 and for the period from June 22, 2005 (inception) to November 15, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 13, 2006